Exhibit 99.1

CAT FINANCIAL ANNOUNCES FIRST-QUARTER 2005 RESULTS

      Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $543 million, an increase of $86 million or 19 percent compared with first quarter 2004. Profit after tax was a record $83 million, an $11 million or 15 percent increase over first quarter 2004.

Of the increase in revenues, $65 million resulted from the impact of continued growth of finance receivables and leases and $21 million from the impact of higher interest rates on new and existing finance receivables.

Of the increase in profit, $30 million was due to growth in earning assets, partially offset by $11 million from higher operating expenses and $6 million from the decrease in the interest rate spread.

New retail financing was a record first-quarter $2.44 billion, an increase of $474 million or 24 percent from the same period one year ago. The increase was primarily related to increased financing in our North America and Diversified segments.

Past dues over 30 days were 1.94 percent compared to 2.82 percent at the end of the same period one year ago. Write-offs, net of recoveries, were $5 million during the quarter compared with $11 million for the first quarter of 2004.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, “We are very pleased with the continued growth in our business and the reduction in past dues and write-offs. We continue to invest in people, technology and process improvement through 6 Sigma to support our growth initiatives, efficiency improvement and increased customer satisfaction."

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2005 VS. FIRST QUARTER 2004
(ENDING MARCH 31)

(Millions of dollars)
	2005	2004	CHANGE
Revenues	$543	$457	19%
Net Profit	$83	$72	15%
New Retail Financing	$2,443	$1,969	24%
Total Assets	$24,543	$20,562	19%

Caterpillar contact:
Benjamin S. Cordani
Corporate Public Affairs
(309) 675-5786
Cordani_Benjamin_S@CAT.com